Exhibit 99.1

PRESS RELEASE

FOR:	MDC Partners Inc.	CONTACT:	David Doft
	745 Fifth Avenue, 19th Floor New York, NY 10151		Chief Financial Officer 646-429-1818
ddoft@mdc-partners.com

MDC Partners Inc. Announces Pricing of $75 Million of 6.75% Senior Notes due 2020

New York, NY (March 28, 2014) – MDC Partners Inc. (“MDC”) (NASDAQ: MDCA) (TSX: MDZ.A) today announced that it has priced its private offering of an additional $75 million aggregate principal amount of 6.75% senior unsecured notes due 2020 (the “Notes”). The Notes are priced at a premium to par at an issue price of 105.25%, resulting in a yield-to-worst of approximately 5.276%. Gross proceeds received from this offering will be equal to approximately $78.9 million. MDC intends to use the proceeds from the offering for general corporate purposes, including the funding of deferred acquisition consideration, working capital, acquisitions and the repayment of the amount outstanding (if any) under our senior secured revolving credit facility. The new Notes are a follow-on issue to MDC’s senior unsecured notes due 2020 issued on March 20, 2013 and November 15, 2013.

The Notes and related guarantees will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and, therefore, may not be offered or sold in the United States absent an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release does not constitute an offer to sell, or a solicitation of an offer to sell or buy any securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About MDC Partners Inc.

MDC is one of the world's largest Business Transformation Organizations that utilizes technology, marketing communications, data analytics, insights and strategic consulting solutions to drive meaningful returns on Marketing and Communications Investments for multinational clients in the United States, Canada and worldwide.

MDC Partners’ durable competitive advantage is to Empower the Most Talented Entrepreneurial Thought Leaders to Drive Business Success to new levels of Achievement, for both our Clients and our Shareholders, reinforcing MDC’s reputation as “The Place Where Great Talent Lives.”

MDC Partners' Class A shares are publicly traded on NASDAQ under the symbol "MDCA" and on the Toronto Stock Exchange under the symbol "MDZ.A".

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such risk factors include, among other things, MDC’s financial performance; risks associated with the effects of economic downturns; ability to attract and retain key clients; ongoing compliance with debt agreements and MDC’s ability to satisfy contingent payment obligations when due; and other risk factors set forth in MDC’s Form 10-K for its fiscal year ended December 31, 2013 filed with the SEC on March 10, 2014 and in subsequent SEC filings.